Exhibit 10.2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of September 17, 2014 by and among Fifth Street Holdings L.P., a Delaware limited partnership (the “Partnership”), each of the individuals and entities listed as a “Transferor” on the signature pages hereto (each a “Transferor” and collectively, the “Transferors”) and each of the individuals listed as a “Call Holder” on the signature pages hereto.

RECITALS

WHEREAS, the Transferors are members of, and own membership interests (including, without limitation, any interests intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43) issued by, Fifth Street Management LLC, a Delaware limited liability company (“Fifth Street Management”);

WHEREAS, the Transferors and the Partnership intend to effect a transaction (the “IPO Transaction”) whereby (a) all of the issued and outstanding membership interests of Fifth Street Management (including, without limitation, those interests issued by Fifth Street Management to certain Transferors on June 9, 2014 that are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43) (the “FSM Interests”) are contributed, along with equity interests of certain other affiliated entities, to the Partnership in exchange for 100% of the limited partnership interests of the Partnership, which consist of Class A Units (the “LP Interests”); (b) Fifth Street Asset Management Inc. (“FSAM”) shall become the general partner of the Partnership; (c) FSAM shall undertake and consummate an initial public offering of its Class A Common Stock, par value $0.001 (the “IPO”); and (d) the Transferors shall sell certain of the LP Interests owned by them to FSAM for cash proceeds; and

WHEREAS, the Transferors, the Partnership and the Call Holders desire to enter into this Agreement to set forth certain agreements of the Transferors and the Partnership regarding the LP Interests and the IPO Transaction.

AGREEMENTS

NOW, THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
EXCHANGE OF FSM INTERESTS

Section 1.1           Exchange of Membership Interests. Immediately prior to the pricing of the IPO, or at such earlier time as determined by the Partnership, each of the Transferors, severally and not jointly, shall contribute and transfer to the Partnership, and the Partnership shall acquire from each of them, free and clear of all claims, pledges, liens or other encumbrances, all of the FSM Interests owned by such Transferor, and, in exchange therefor, the Partnership shall issue to each such Transferor a number of LP Interests representing the percentage of the total aggregate outstanding LP Interests as set forth next to such Transferor’s name on Exhibit A (the “Exchange”), which LP Interests shall be subject to the vesting and forfeiture provisions set forth in this Agreement and the terms and conditions of the Limited Partnership Agreement of the Partnership. Upon consummation of the Exchange, (a) each of the Transferors shall (i) be withdrawn from, and shall cease to be a member of, Fifth Street Management, (ii) cease to own, or have any rights with respect to or in respect of, the FSM Interests and (iii) be admitted to the Partnership as a limited partner and (b) the Partnership shall be admitted to Fifth Street Management as the sole member thereof. Each of the Transferors agrees that until the termination of this Agreement pursuant to its terms, such Transferor shall not sell, transfer, pledge, encumber or otherwise dispose of any of his or her FSM Interests, or agree to do any of the foregoing. Each of the Transferors covenants and agrees that it shall execute and deliver to Fifth Street Management and the Internal Revenue Service a timely, valid election under Section 83(b) of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary in this Agreement or otherwise, no Transferor shall be obligated to consummate the Exchange unless, and the Exchange obligation of the Transferors shall be expressly conditioned upon, the implied value of the Partnership based on the pricing of the IPO is $900,000,000 or greater.

Section 1.2           Sale of LP Interests. Immediately following the IPO, each of the Transferors shall sell to FSAM, free and clear of all liens and encumbrances, and FSAM shall purchase from the Transferors, an aggregate number of LP Interests as determined by holders of a majority of the General Partnership interests of the Partnership (the “Majority GP Interest”) in exchange for aggregate cash proceeds as determined by the Majority GP Interest, less applicable withholding taxes, (the “Sale Transaction”). The LP Interests sold in the Sale Transaction and the consideration therefore shall be allocated among the Transferors on a pro rata basis based on the LP Interests owned by the Transferors. The terms, timing and conditions of the Sale Transaction shall be determined by the Majority GP Interest. Each Transferor shall execute such documentation giving effect to the Sale Transaction as reasonably requested by the Majority GP Interest.

Section 1.3           Agreements. At or prior to the execution of this Agreement, each of the Transferors has delivered to the Partnership a duly executed signature page to:

(a)          the Limited Partnership Agreement of the Partnership substantially in the form attached as Exhibit B (the “LP Agreement”);

(b)          the Exchange Agreement substantially in the form attached as Exhibit C (the “Exchange Agreement”); and

(c)          the Registration Rights Agreement substantially in the form attached as Exhibit D (the “RR Agreement”).

The Partnership shall hold such signature pages in escrow on behalf of the Transferors until the Exchange. Upon the Exchange, the Partnership and the Transferors agree that such signature pages shall be automatically, and without any further action of the Transferors, released from escrow, and the LP Agreement, Exchange Agreement and RR Agreement shall be effective.

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Section 1.4           Waiver of Rights. Each Transferor waives any notice requirements and rights it may have under the Amended and Restated Limited Liability Company Agreement of Fifth Street Management dated August 7, 2013, as amended (the “FSM A&R LLC Agreement”) or otherwise in connection with such Transferor’s status as a member of Fifth Street Management that have arisen or may arise in connection with the Exchange, the IPO and any related transactions.

Section 1.5           Release of Claims. Effective upon the consummation of the Exchange, each of the Transferors irrevocably and absolutely releases Fifth Street Management and each of its subsidiaries and affiliates (the “Released Parties”) from any and all claims such Transferor may have under the FSM A&R LLC Agreement or otherwise in connection with such Transferor’s status as a member of Fifth Street Management or related to such Transferor’s ownership of membership interests of Fifth Street Management.

Section 1.6           Acknowledgement. Notwithstanding anything to the contrary, the decision to consummate the IPO and related transactions shall be solely in the discretion of Partnership. The Partnership may at any time in its sole discretion determine to abandon or postpone the IPO and related transactions.

ARTICLE II
Vesting, FORFEITURE and call option

Section 2.1           Vesting. For purposes of this Section 2.1, the terms “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the applicable Transferor’s employment or service agreement with Fifth Street Management, or, if no such agreement exists, in the LP Agreement. The LP Interests issued to the Transferors in the Exchange shall be Unvested Units (as defined in the LP Agreement), that may vest and become Vested Units (as defined in the LP Agreement) as provided in this Section 2.1 or otherwise as agreed by the Majority GP Interest.

(a)          For so long as a Transferor is employed by, or is providing services to, Fifth Street Management or a subsidiary of Fifth Street Management, a number of LP Interests held by such Transferor equal to one-ninety sixth (1/96th) of (a) the LP Interests issued to such Transferor in the Exchange minus (b) the number of LP Interests sold by such Transferor in the Sale Transaction shall vest and become Vested Units (as defined in the LP Agreement) on a monthly basis over the 96 month period following the Exchange; provided, that any Unvested Units held by any Transferor shall 100% vest and become Vested Units on such Transferor’s Service Vesting Date. As used herein, “Service Vesting Date” means the date that is the later of (i) the Transferor’s 55th birthday (provided such Transferor is employed by Fifth Street Management or a subsidiary) and (ii) the date on which the Transferor has been employed by, or providing services to, Fifth Street Management or a subsidiary of Fifth Street Management for at least ten (10) consecutive years.

(b)          If a Transferor’s employment or service relationship with Fifth Street Management or a subsidiary of Fifth Street Management is terminated by Fifth Street Management or its subsidiary for Cause or by such Transferor without Good Reason all Unvested Units held by such Transferor at the time of termination shall remain Unvested Units, subject to the call and forfeiture provisions of this Article II.

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(c)          If, following the IPO, a Transferor’s employment or service relationship with Fifth Street Management or a subsidiary of Fifth Street Management is terminated by Fifth Street Management or its subsidiary without Cause or by such Transferor with Good Reason or such Transferor becomes permanently disabled (as determined by the General Partner of the Partnership in its sole discretion), all Unvested Units held by such Transferor at the time of termination shall immediately vest and become Vested Units.

(d)          If a Transferor dies while employed by, or providing services to, Fifth Street Management or any of its subsidiaries, all of such Transferor’s Unvested Units shall vest and become Vested Units.

(e)          If at any time following the Exchange, Leonard M. Tannenbaum fails to own, directly or indirectly through entities controlled by him, shares of common stock of FSAM representing a level of voting power that is greater than 50% of the voting power of all outstanding shares of common stock of FSAM, then all Unvested Units held by the Transferors shall immediately vest and become Vested Units.

(f)          All of the Transferors’ Unvested Units shall vest and become Vested Units upon a Change of Control Transaction (as defined in the Exchange Agreement), effective immediately prior to such Change of Control Transaction.

Section 2.2           Call Right. Upon termination of a Transferor’s employment or service relationship with Fifth Street Management or any of its subsidiaries for any reason, each of Leonard Tannenbaum, Bernard Berman and Ivelin Dimitrov (the “Call Holders”) shall have the right to purchase any or all of Transferor’s Unvested Units for a purchase price of $0.01 per Unvested Unit (the “Call Option”). The Call Holders may exercise the Call Option at any time during the ninety (90) days following termination of a Transferor’s employment or service relationship with Fifth Street Management or any of its subsidiaries (the “Call Period”) by written or electronic notice to the applicable Transferor (the “Call Notice”). Upon delivery of a Call Notice, the applicable Transferor shall sell, and the applicable Call Holder shall purchase, free and clear of all liens and encumbrances, the Transferor’s Unvested Units specified in the Call Notice for $0.01 per Unvested Unit. The Call Option shall be exercisable by the Call Holders on a pro rata basis based on the number of LP Interests held by the Call Holders. Any Unvested Units not purchased by the Call Holders during the Call Period pursuant to the Call Option shall be automatically forfeited and cancelled.

ARTICLE III
REPRESENTATIONS AND WARRANTIES as to the transferors

Each of the Transferors, severally and not jointly, represents and warrants to the Partnership, only with respect to itself and not with respect to any other Transferor, as follows:

Section 3.1           Authority. Such Transferor has the legal capacity and the right, authority and power under applicable laws to enter into, deliver and perform his or her obligations pursuant to this Agreement.

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Section 3.2           Execution. This Agreement has been duly executed and delivered by such Transferor and constitutes the legal, valid and binding obligation of such Transferor enforceable against such Transferor in accordance with its terms.

Section 3.3           Consents and Approvals; No Conflicts.

(a)          No consents or approvals are required to be obtained by such Transferor from any governmental entity or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b)          The execution, delivery and performance by such Transferor of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (with or without the giving of notice, the lapse of time, or both) constitute or result in (i) a breach of, conflict with, violation of, acceleration of any obligation or loss of benefit under or constitute a default under any contract to which such Transferor is a party or violate or conflict, in any material respect, with any law applicable to such Transferor or (ii) the creation of any claim, pledge, lien or other encumbrance on any of the FSM Interests.

Section 3.4           Investor Representations. Each Transferor hereby represents, warrants and acknowledges to the Partnership that: (a) such Transferor has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Transferor is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the Transferor is an “Accredited Investor” as defined under Rule 501 of Regulation D under the Securities Act of 1933. If requested by the Partnership, each Transferor shall complete a customary accredited investor questionnaire verifying such Transferor’s status as an Accredited Investor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE PARTNERSHIP

The Partnership represents and warrants to the Transferors as follows:

Section 4.1           Organization and Authority. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into, deliver and perform its obligations pursuant to this Agreement.

Section 4.2           Authorization. The execution, delivery and performance of this Agreement by the Partnership has been duly authorized by the Partnership. This Agreement has been duly executed and delivered by the Partnership and constitutes the legal, valid and binding obligation of the Partnership enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 4.3           Consents and Approvals; No Conflicts.

(a)          No consents or approvals are required to be obtained by the Partnership from any governmental entity or any third party in connection with the execution and delivery of this Agreement.

(b)          The execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (with or without the giving of notice, the lapse of time, or both) constitute or result in (i) a material breach of, conflict with, violation of, acceleration of any obligation or loss of benefit under or constitute a default under any contract to which the Partnership is a party or violate or conflict, in any material respect, with any law applicable to the Partnership, or (ii) the creation of any claim, pledge, lien or other encumbrance on any limited partnership interest of the Partnership.

ARTICLE V
MISCELLANEOUS

Section 5.1           Further Assurances. Each of the Transferors agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, to execute any documents, instruments or assignments of any kind that may be reasonably necessary to carry out any of the transactions contemplated hereunder and to cooperate with the Partnership in connection with the foregoing.

Section 5.2           Entire Agreement. This Agreement (including the Exhibits and Schedules hereto constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.3           Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or sent by email or facsimile, one business day after being sent by a major overnight courier, or three days after being mailed by registered mail, return receipt requested, to the parties at the addresses on file with Fifth Street Management.

Section 5.4           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would give effect to the laws of any other jurisdiction.

Section 5.5           Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to be modified to the minimum extent necessary to cause it to be valid and enforceable and the invalidity or unenforceability of such provision prior to such modification shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity or unenforceability shall remain in full force and effect.

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Section 5.6           Specific Performance. Each of the Transferors acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Transferors agrees that, without posting bond or other undertaking, the Partnership and the Call Holders will each be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which he, she or it may be entitled, at law or in equity. Each Transferor further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, he, she or it will not assert that a remedy at law would be adequate.

Section 5.7           Amendment; Termination. This Agreement may only be amended by a written agreement executed by each of the parties hereto. This Agreement may be terminated at any time by written notice from the Partnership, which shall be given at such time as the Partnership determines to abandon the IPO. This Agreement shall terminate automatically, and without any further action by the parties hereto, if the IPO is not consummated on or prior to March 31, 2015.

Section 5.8           Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 5.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.10         Assignment; Binding Effect. No party may assign this Agreement or any right or interest, or delegate any of its duties or obligations, hereunder without the prior written consent of the other parties hereto. This Agreement is binding upon, and shall inure to the benefit of and is enforceable by, the parties hereto and their respective successors, assigns and personal representatives.

[End of text. Signature pages follow.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

PARTNERSHIP:

FIFTH STREET HOLDINGS L.P.

By:	/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum
Title: General Partner

TRANSFERORS:

/s/ Ivelin M. Dimitrov
Name: Ivelin M. Dimitrov

/s/ Charles J. Zmijeski
Name: Charles J. Zmijeski

/s/ Sandeep K. Khorana
Name: Sandeep K. Khorana

/s/ Alexander C. Frank
Name: Alexander C. Frank

/s/ Brian D. Finkelstein
Name: Brian D. Finkelstein

/s/ Kyde S. Sharp
Name: Kyde S. Sharp

/s/ James F. Velgot
Name: James F. Velgot

/s/ Stacey L. Tannenbaum
Name: Stacey L. Tannenbaum

/s/ Steven M. Noreika
Name: Steven M. Noreika

/s/ Matthew Bandini
Name: Matthew Bandini

/s/ Greg Browne
Name: Greg Browne

CALL HOLDERS:

/s/ Ivelin M. Dimitrov
Name: Ivelin M. Dimitrov

/s/ Leonard M. Tannenbaum
Name: Leonard M. Tannenbaum

/s/ Bernard D. Berman
Name: Bernard D. Berman